EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 97 to Registration Statement No. 2-27962 on Form N-1A of our reports dated February 16, 2009, relating to the financial statements and financial highlights of Eaton Vance Special Investment Trust, including Eaton Vance Greater India Fund and Eaton Vance Small-Cap Value Fund, appearing in the Annual Reports on Form N-CSR of Eaton Vance Special Investment Trust for the year ended December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses, “Independent Registered Public Accounting Firm” in the Statements of Additional Information, and items “4.” and “8.” in the Supplements to the Prospectuses, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts September 28, 2009